Exhibit 99.1

Perma-Fix Reports First Quarter 2026 Results and Strategic Outlook

Hanford waste receipts, Nuclear Services project mobilization,

PFAS technology expansion, and long-term grouting opportunities support improved outlook for 2026

ATLANTA – May 6, 2026 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) today announced financial results and provided a business update for the first quarter ended March 31, 2026.

“As expected, the first quarter represented a transitional period as we deliberately positioned the Company for what we believe will be a significant step-up in activity beginning in the second quarter,” commented Mark Duff, President and Chief Executive Officer of Perma-Fix. “During the quarter, our results were impacted by seasonal softness, which includes lower waste receipts, the timing of achieving revenue milestones, the deliberate processing and reduction of existing waste inventories to maximize capacity ahead of anticipated Hanford-related activity, and investments in personnel, training, and facility readiness. While these factors impacted the performance of the Company for the first quarter, we believe the quarter also marked the final stages of years of preparation to support a much larger opportunity set across Hanford, Nuclear Services, and PFAS (per- and polyfluoroalkyl substance) destruction.

We believe that the transition we have been preparing for is beginning to materialize across our operations. Our Perma-Fix Northwest (PFNW) facility has begun receiving Hanford ETF (Effluent Treatment Facility) waste, and we continue to work closely with U.S Department (DOE) contractors on the anticipated start of additional Direct-Feed Low-Activity Waste (DFLAW)-related waste streams. Moreover, DOE leadership appears to be focused on providing Hanford waste tank retrieval, supplemental to DFLAW, through grouting waste using available commercial capacity. The PFNW facility provides immediate local capacity we believe would meet the needs of DOE for its objectives over the next several years. At the same time, our Services Segment has mobilized under the recently awarded Lawrence Livermore National Laboratory demolition and disposal agreement, which has a reported value of approximately $24 million over a two year period, and our PFAS platform continues to advance through completed commercial and government-related treatment work, new project wins, and installation of our Gen 2.0 unit, which is designed to expand treatment capacity.

Collectively, we believe the expanded permit at our Northwest facility, anticipated growth in Hanford-related waste receipts, the long-term grouting opportunity, renewed momentum in Nuclear Services, and the increasing need for permanent PFAS destruction solutions all reflect years of investment, technical development, and operational preparation. The expanded permit at our Northwest facility approximately triples the facility’s permitted liquid mixed waste processing capacity and authorizes the processing of waste annually through macroencapsulation. In our view, Perma-Fix is now positioned to begin converting this multi-year investment cycle into improved operating performance. Although the timing of government programs and customer shipments may continue to create quarterly variability, we expect Perma-Fix to deliver improved performance beginning in the second quarter, through the balance of 2026, and over the longer term as these opportunities continue to scale.”

Financial Results

Revenue was $11.1 million for the first quarter of 2026, compared to $13.9 million for the corresponding period in 2025. Treatment Segment revenue decreased by approximately $1.3 million to $7.9 million in the first quarter of 2026, from $9.2 million in the same period of 2025. This decline was primarily due to lower waste volumes and a less favorable average waste pricing mix. Services Segment revenue decreased by approximately $1.5 million to $3.2 million in the first quarter of 2026, compared to $4.7 million in the first quarter of 2025. The decline was due in part to reduced field activity, driven by seasonal delays, including winter weather and typical post-holiday slowdowns. Additionally, Services Segment revenues are project-based, and therefore subject to variability in project scope, duration, and timing of completion.

Overall gross loss for the first quarter of 2026 was $2.9 million, compared to gross profit of $657,000 for the first quarter of 2025. The decrease in Treatment Segment gross profit of approximately $3.1 million, along with the decline in gross margin to (36.0)% from 2.7%, was primarily attributed to lower revenue discussed above. Treatment Segment gross loss and margin were also impacted by an increase in fixed costs as the Company continues to invest in infrastructure and workforce in anticipation of increased waste volumes, including those under the DFLAW program at Hanford. Services Segment gross profit decreased by approximately $455,000, and gross margin declined to (1.5)% from 8.6%, primarily due to lower revenue. Additionally, overall Services Segment gross margin is impacted by the nature of its projects, which are competitively bid and therefore have varying margin structures.

Operating loss for the first quarter of 2026 was $7.5 million versus an operating loss of $3.7 million for the corresponding period of 2025. Net loss for the first quarter of 2026 was approximately $7.5 million, compared to approximately $3.6 million for the first quarter of 2025. Net loss per share (both basic and diluted) for the first quarter of 2026 was $0.40 per share, versus net loss per share (both basic and diluted) of $0.19 for the same period in 2025.

Our Quarterly Report on Form 10-Q for the period ended March 31, 2026, includes disclosure that certain conditions raise substantial doubt about our ability to continue as a going concern. The Company expects to fund its anticipated cash requirements from cash on hand, expected cash flows from operations, and borrowing availability under its Revolving Credit facility; however, the Company’s borrowing availability under its Revolving Credit facility is subject to compliance with applicable financial covenants and other conditions, and its expected cash flows from operations are subject to timing and uncertainty, including those resulting from ongoing federal spending constraints.

The Company reported EBITDA of ($7.0) million from continuing operations for the first quarter of 2026, compared to EBITDA of ($3.3) million from continuing operations for the first quarter of 2025. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a mean to measure performance. The Company’s measurement of EBITDA may not be comparable to similar-titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to GAAP numbers for loss from continuing operations for the three months ended March 31, 2026, and 2025.

	Quarter Ended
	March 31,
(In thousands)	2026	2025
Loss from continuing operations	$(7,375)	$(3,500)

Adjustments:
Depreciation & amortization	490	436
Interest income	(180)	(335)
Interest expense	59	112
Interest expense - financing fees	21	20
Income tax expense	—	—

EBITDA	$(6,985)	$(3,267)

The tables below present certain unaudited financial information for the business segments, which excludes allocation of corporate expenses.

	Quarter Ended		Quarter Ended
	March 31, 2026		March 31, 2025
(In thousands)	Treatment	Services	Treatment	Services
Revenues	$7,878	$3,248	$9,186	$4,733
Gross (loss) profit	(2,833)	(48)	250	407
Loss from operations	(4,502)	(866)	(1,397)	(347)

Conference Call

Perma-Fix will host a conference call at 10:00 a.m. EDT on Wednesday, May 6, 2026. The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers, and by entering access code: 741757. The conference call will be led by Mark J. Duff, Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Executive Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast of the call may be accessed at https://www.webcaster5.com/Webcast/Page/2243/53965 or in the investor section of the Company’s website at https://ir.perma-fix.com/conference-calls. A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through Wednesday, May 20, 2026, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code: 53965.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the U.S. Department of War (“DOW”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOW, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: outlook for 2026; step up of activity beginning second quarter, Hanford opportunities; Nuclear Services, and PFAS destruction; expand treatment capacity of Perma-Fix Northwest; grouting opportunities; converting multi-year investment cycle into improved operating performance; quarterly variability in timing of government programs and customer shipments; positioned to deliver improved performance beginning in the second quarter, through the balance of 2026; and value of the contract with Lawrence Livermore National Laboratory. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; acceptance of our technology; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; Congress fails to provides funding for the DOD’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2025 Form 10-K and Form 10-Q for quarter ended March 31, 2026. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

FINANCIAL TABLES FOLLOW

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2026	2025

Revenues	$11,126	$13,919
Cost of goods sold	14,007	13,262
Gross (loss) profit	(2,881)	657

Selling, general and administrative expenses	4,299	4,015
Gain on disposal of property and equipment	—	(5)
Research and development	303	383
Loss from operations	(7,483)	(3,736)

Other income (expense):
Interest income	180	335
Interest expense	(59)	(112)
Interest expense-financing fees	(21)	(20)
Other	8	33
Loss from continuing operations before taxes	(7,375)	(3,500)
Income tax expense	—	—
Loss from continuing operations, net of taxes	(7,375)	(3,500)

Loss from discontinued operations (net of taxes)	(112)	(73)
Net loss	$(7,487)	$(3,573)

Net loss per common share - basic and diluted:

Continuing operations	$(.40)	$(.19)
Discontinued operations	—	—
Net loss per common share	$(.40)	$(.19)

Weighted average number of common shares used in computing net loss per share:
Basic	18,542	18,424
Diluted	18,542	18,424

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2026	2025

ASSETS
Current assets:
Cash	$6,664	$11,768
Account receivable, net of allowance for credit losses of $329 and $309, respectively	9,215	11,228
Unbilled receivables	8,001	8,781
Other current assets	5,490	4,534
Assets of discontinued operations included in current assets	61	60
Total current assets	29,431	36,371

Net property and equipment	25,001	24,600
Property and equipment of discontinued operations	146	146
Operating lease right-of-use assets	1,406	1,445
Intangibles and other assets	25,707	25,472
Total assets	$81,691	$88,034

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$23,294	$22,298
Current liabilities related to discontinued operations	243	270
Total current liabilities	23,537	22,568

Long-term liabilities	11,575	11,729
Long-term liabilities related to discontinued operations	3,600	3,598
Total liabilities	38,712	37,895
Commitments and Contingencies
Stockholders’ equity:

Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 18,555,181 and 18,525,823 shares issued, respectively;
18,547,539 and 18,518,181 shares outstanding, respectively	18	18
Additional paid-in capital	161,408	161,057
Accumulated deficit	(118,201)	(110,714)
Accumulated other comprehensive loss	(158)	(134)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total stockholders’ equity	42,979	50,139

Total liabilities and stockholders’ equity	$81,691	$88,034